Exhibit 10.1

October 29, 2024

Paul Brockman
c/o Enstar (US) Inc.
150 Second Avenue North
Third Floor
St. Petersburg, FL 33701

Dear Paul:

This acknowledgement letter (this “Letter”) confirms the parties’ mutual understanding of the terms applicable to the expiration of your role as Interim CEO of Enstar (EU) Limited (“Enstar EU”), your continued employment with Enstar (US) Inc. (“Enstar US”), and your role and title change at Enstar US.

Reference is made to your Contract of Employment with Enstar EU, dated as of April 4, 2024 (the “EU Employment Agreement”) and your Employment Agreement with Enstar US, dated as of January 8, 2018, as amended on March 1, 2023 and April 4, 2024 (the “US Employment Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the EU Employment Agreement and/or the US Employment Agreement as the context requires. Nothing in this Letter is intended to supersede or modify the terms of the EU Employment Agreement or the US Employment Agreement, except as expressly stated herein.

A. UK Matters

1.    Expiration of Employment as Interim CEO of Enstar EU

Pursuant to Section 1.3.2. of the EU Employment Agreement, your interim employment with Enstar EU expired on July 17, 2024, concurrent with the appointment of a permanent CEO of Enstar EU.

2.    Tax Equalisation

Pursuant to Section 5.6 of the EU Employment Agreement, Enstar EU will provide you with a tax equalisation benefit (relative to your U.S. Federal and state income tax and social security liabilities) for such period as you are subject to U.K. income tax as a result of your employment as Interim CEO of Enstar EU. It is acknowledged that, by virtue of your employment with Enstar EU, you will be considered a U.K. tax resident for the purpose of U.K. income tax for the entire 2024 tax year, and your tax equalisation benefit will be calculated and paid on that basis.

B. US Matters

1.    Position and Duties. Effective as of the signing date of this Letter, the first sentence of Section 2(a) of the US Employment Agreement is hereby amended and restated as follows:

During the Employment Period, Executive shall serve as Chief Commercial Officer of Enstar Group, with such duties, authority and responsibilities as are commensurate with such position and assigned by the Company and Enstar Group Limited.

2.    No Other Changes to Compensation. There are no changes to Executive’s compensation and benefits under the US Employment Agreement, or any other terms and conditions of the US Employment Agreement, which shall remain in full force and effect.

3.    Counterparts. This Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Electronic signatures shall be deemed as effective as originals.

[Signature page follows]

If the foregoing is acceptable to you, please sign this Letter in the space provided below.
Sincerely,

Enstar (US) Inc.

By: /s/ Audrey B. Taranto
Name: Audrey B. Taranto
Title: Authorized Signatory

The foregoing Letter is hereby agreed to and accepted as of the date first written above.

/s/ Paul Brockman
Paul Brockman

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